Exhibit 5.1

                 [LETTERHEAD OF MAYER, BROWN, ROWE & MAW LLP]







	                                           November 18, 2003

Mikohn Gaming Corporation
920 Pilot Road
Las Vegas, NV  89119


Ladies and Gentlemen:

    We are acting as special counsel to Mikohn Gaming Corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended, of 10,531,247 shares of its Common Stock, $0.10 par value per share (the "Shares"). The Shares include 8,424,995 shares of Common Stock issued to the holders thereof (the "Selling Holders") by the Company pursuant to the Securities Purchase Agreement, dated September 25, 2003, by and among the Company and the Purchasers named therein, and 2,106,252 shares of Common Stock that are issuable upon exercise of warrants exercisable for shares of Common Stock (the "Warrants") that were issued to the Selling Holders in connection therewith. The Shares may be sold from time to time by the Selling Holders.

    In rendering the opinion expressed herein, we have examined and relied upon such documents, corporate records, certificates of public officials and certificates as to factual matters executed by officers of the Company as we have deemed necessary or appropriate. We have assumed the genuineness of all signatures, the authenticity, accuracy and completeness of all documents, records and certificates submitted to us as originals, the conformity to the originals of all documents, records and certificates submitted to us as copies and the authenticity, accuracy and completeness of the originals of all documents, records and certificates submitted to us as copies.

    Based upon and subject to the foregoing, we are of the opinion that the Shares to be sold by the Selling Holders that are not issuable upon exercise of the Warrants are, and the Shares to be issued upon the exercise of the Warrants and payment of the exercise price thereof will be, legally issued, fully paid and non-assessable shares of the Company.

    We are admitted to practice law in the State of New York and we express no opinions as to matters under or involving any laws other than the laws of the State of New York, the federal laws of the United States.

    We hereby consent to the filing of this opinion letter as an exhibit to the registration statement covering resales of the Shares and to the reference to this firm under the caption "Validity of Common Stock" contained therein.

                                        Sincerely,

                                        /s/   Mayer, Brown, Rowe & Maw LLP
                                        ----------------------------------
                                        Mayer, Brown, Rowe & Maw LLP